Exhibit 99.1

FOR IMMEDIATE RELEASE
ILLUMINA SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SOLEXA
Combination Creates Leading Provider of Advanced Genetic Analysis Solutions
San Diego, CA and Hayward, CA — November 13, 2006 — Illumina, Inc. (NASDAQ: ILMN) and Solexa, Inc. (NASDAQ: SLXA) announced today that they have entered into a definitive merger agreement under which Illumina will acquire Solexa in a stock-for-stock merger. Under the merger agreement, which was unanimously approved by the Boards of Directors of both companies, Solexa’s stockholders will receive, subject to certain “collar” provisions, shares of Illumina common stock valued at $14.00 per Solexa share, which represents a total equity consideration of approximately $600 million. In addition, Illumina has entered into a definitive securities purchase agreement with Solexa in which Illumina has agreed to invest $50 million in Solexa in exchange for newly issued Solexa shares, subject to customary closing conditions.
Headquartered in Hayward, CA, with substantial operations in Cambridge, England, Solexa has developed a proprietary, next generation genetic analysis system for use in whole genome sequencing, targeted resequencing, digital gene expression and microRNA analysis. The market opportunity in sequencing is estimated at $1 billion, creating a market opportunity for the combined company in excess of $2.25 billion. Together, Illumina and Solexa will create the only company with genome-scale technology for genotyping, gene expression and sequencing, the three cornerstones of modern genetic analysis. The merger is expected to:
•	Expand Illumina’s genetic analysis product offering to include Solexa’s next generation sequencing platform, the 1G Genome Analyzer;

•	Create the only company to offer both analog and digital gene expression, enhancing Illumina’s rapidly emerging gene expression franchise;

•	Add to Illumina’s emerging opportunity in molecular diagnostics and content discovery;

•	Dramatically increase Illumina’s addressable markets;

•	Drive Solexa’s manufacturing and commercialization;

•	Leverage Illumina’s global sales and support infrastructure; and

•	Accelerate development of future products, leveraging the combination of core technologies.
Illumina is at the forefront of advanced genetic analysis, with the goal of providing the tools to understand the molecular basis of disease. This transaction adds next generation sequencing to our core technologies, allowing us to integrate the essential applications in modern genetic analysis,” said Jay Flatley, President and Chief Executive Officer of Illumina. “This unique genetic analysis portfolio addresses the fastest growing segments of the life sciences market and will speed our customers’ quest to understand, cure and ultimately prevent disease.”
Illumina and Solexa anticipate that the 1G Genome Analyzer and future products will enable researchers to conduct whole genome resequencing, targeted resequencing and other applications at unparalleled throughput and costs, much as the BeadArray products have revolutionized the genotyping field. This combination is expected to accelerate the commercialization and market expansion of the 1G through Illumina’s worldwide direct sales and support network. Additionally, it will expand Illumina’s penetration into complementary markets, similar to how its acquisition of CyVera provided access to the lower multiplex, clinical diagnostics marketplace. Jointly, the companies’ R&D teams will have the tools to integrate genotyping and sequencing in unique ways, as well as take advantage of the discovery of novel content stemming from projects conducted on the companies’ platforms in the research and clinical markets. The combination is expected to allow Illumina to continue to drive industry-leading growth rates and profitability, while simultaneously becoming a more comprehensive supplier of tools to the life sciences industry.
John West, Chief Executive Officer of Solexa, who will be joining Illumina as Senior Vice President and General Manager of the Sequencing Business, said: “This transaction is expected to provide significant benefits to Solexa stockholders, customers and employees. I am very excited about the opportunity that Solexa’s combination with Illumina presents. Illumina brings proven business systems, world-class sales and support infrastructure and significant experience in managing products poised for substantial growth. I expect these attributes will help rapidly deploy Solexa’s next generation sequencing platform. I am delighted to be joining the Illumina team and look forward to capturing the significant synergies between our technologies and our companies. Together we expect to reach and exceed the milestone of the $100,000 genome.”
Under the terms of the merger agreement, Solexa stockholders, option holders and warrant holders will receive newly issued shares of Illumina common stock, options and warrants, respectively, for their Solexa shares, options and warrants, in each case, based on an exchange ratio to be determined at closing. This exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock as reported by NASDAQ during 10 randomly selected days during the 20-day trading period ending five trading days prior to closing of the merger (the “Illumina Average Price”). However, if the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344.
Illumina, which is headquartered in San Diego, expects to maintain Solexa’s operations in both California and Cambridge, and two members of Solexa’s Board of Directors will be joining the Illumina Board of Directors. The merger is subject to the approval of Illumina and Solexa stockholders and customary closing conditions, including regulatory approvals, and is expected to close by the end of the first quarter of 2007.
The transaction is expected to be modestly accretive in 2008 and significantly accretive thereafter. In addition, Illumina expects to realize cost synergies primarily through cost avoidance and Illumina’s ability to leverage its selling, general and administrative infrastructure, including elimination of Solexa’s public company expenses.
Illumina’s earnings outlook for 2006 remains unchanged. Illumina expects to provide guidance for 2007, as well as any transaction accounting impact, upon the closing of the transaction.
Merrill Lynch & Co. is acting as exclusive financial advisor to Illumina; Dewey Ballantine LLP is acting as legal counsel to Illumina in this transaction. Lazard Frères & Co. LLC is acting as exclusive financial advisor to Solexa; Cooley Godward Kronish LLP is acting as legal counsel to Solexa.

Conference Call Details
Illumina and Solexa will host a joint conference call and webcast to discuss the merger at 8:30 a.m. EST on Monday, November 13, 2006. Interested parties may listen to the call by dialing 800-632-4306 (passcode: 8114827) or if outside North America, by dialing +1 973-935-8760 (passcode: 8114827). Individuals may access the live webcast under the “Investors” tabs of the respective company websites at www.illumina.com and www.solexa.com.
Forward-Looking Statements
This release contains forward-looking statements that involve risks and uncertainties. Illumina and Solexa caution readers that any forward-looking information is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include, but are not limited to, statements about the benefits of the transaction between Illumina and Solexa, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.
Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Illumina or Solexa stockholders to approve the transaction; the failure of Illumina or Solexa to satisfy the other conditions to the transaction; the risk that the businesses will not be integrated successfully; the risk that the anticipated synergies and benefits from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional important factors that may affect future results are detailed in Illumina’s and Solexa’s filings with the Securities and Exchange Commission (the “SEC”), including their recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina and Solexa disclaim any intent or obligation to update these forward-looking statements beyond the date of this release.
Additional Information about this Transaction
In connection with the proposed merger, Illumina will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of Illumina and Solexa that also constitutes a prospectus of Illumina. Illumina and Solexa will mail the joint proxy statement/prospectus to their respective stockholders. Investors and security holders are urged to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other related documents filed by Illumina and Solexa with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Illumina’s website at www.illumina.com under the tab “Investors” and then under the heading “SEC Filings” or by accessing Solexa’s website at www.solexa.com under the tab “Investors” and then under the heading “SEC Documents.”
Participants in this Transaction
Illumina and Solexa and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Illumina’s executive officers and directors in Illumina’s definitive proxy statement filed with the SEC on April 26, 2006. You can find information about Solexa’s executive officers and directors in their definitive proxy statement filed with the SEC on August 31, 2006. You can obtain free copies of these documents from Illumina or Solexa using the contact information below.
About Illumina
Illumina (www.illumina.com) develops and markets next-generation tools for the large-scale analysis of genetic variation and function. Illumina’s proprietary BeadArray technology — now used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.
About Solexa
Solexa is developing and commercializing the Solexa Genome Analysis System, which will be used to perform a range of analyses including whole genome resequencing, gene expression analysis and small RNA analysis. Solexa expects its first-generation instrument, the
1G Genome Analyzer, to generate over a billion bases of DNA sequence per run and to enable human genome resequencing below $100,000 per sample, making it the first platform to reach this important milestone. Solexa’s longer-term goal is to reduce the cost of human re-sequencing to a few thousand dollars for use in a wide range of applications from basic research through clinical diagnostics. For further information, please visit www.solexa.com.
Contact:
Illumina, Inc.
Jay T. Flatley, President & Chief Executive Officer, 858-202-4567
jflatley@illumina.com
or
Christian O. Henry, Vice President & Chief Financial Officer, 858-202-4508
chenry@illumina.com
or
Maurissa Bornstein, Public Relations Manager, 858-332-4055
mbornstein@illumina.com
Solexa, Inc.
John West, Chief Executive Officer, 510-670-9300
john.west@solexa.com
or
Linda Rubinstein, Chief Financial Officer, 510-670-9317
lrubinstein@solexa.com

Source: Illumina, Inc.